Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES ISSUANCE OF U.S. PATENT FOR RIFAXIMIN

Patent Covers the Use of Rifaximin in IBS

RALEIGH, NC, November 18, 2008 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the United States Patent and Trademark Office has issued U.S. Patent No. 7,452,857. This patent provides protection until August 2019.

U. S. Patent No. 7,452,857 provides protection relating to rifaximin for treating irritable bowel syndrome (IBS) caused by small intestinal bacterial overgrowth. Salix has an exclusive license to this patent from Cedars-Sinai Medical Center to make, have made, use, sell and have sold and import licensed products related to the use of rifaximin, which we market in the United States under the trade name XIFAXAN®. Salix currently is assessing the use of rifaximin in the treatment of IBS.

“We are pleased with the issuance of this additional intellectual property protection for rifaximin in the treatment of irritable bowel syndrome,” commented Carolyn Logan, President and Chief Executive Officer. “We view patent protection as an essential component of our product life cycle management strategy to protect the products in our portfolio.”

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; generic and other competition; market acceptance for approved products; our need to return to profitability and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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